Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-72254 and 333-67438) pertaining to the Schawk, Inc. 1991 Outside Directors’ Formula Stock Option Plan and the 2001 Equity Option Plan, respectively, of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedule of Schawk, Inc., Schawk, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Schawk, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
Ernst & Young LLP
Chicago, Illinois
March 14, 2006

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